Exhibit 99.1

CORPORATE NEWS

Proteo Announces Change in Leadership

▪	Board Member Oliver Wiedow appointed CEO, CFO and President in the interim;
▪	Birge Bargmann steps down as CEO, CFO, President and Board Member effective November 15, 2018. She will continue to provide her expertise to the Company as a consultant in the future;
▪	Jork von Reden appointed new Board Member

Irvine, CA, November 15, 2018 - Proteo, Inc. (OTCQB: PTEO) (the “Company”) today announced that Birge Bargmann, President and co-founder of the Company, has informed the Chairman of the Board of Directors that she intends to step down as President, Chief Executive Officer, Chief Financial Officer, and member of the Board of Directors of the Company as of November 15, 2018, in order to focus exclusively on the increasingly challenging management of the German subsidiary. The Board of Directors today agreed with Ms. Bargmann in principle that she would resign from her office effective November 15, 2018.

The Company further announced that current board member Dr. Oliver Wiedow will assume the role of President, CEO and CFO in the interim. Ms. Bargmann will continue to serve as Chief Executive Officer of the Company’s German subsidiary Proteo Biotech AG and has agreed to continue to make her expertise available to Proteo Inc. as a consultant, thus ensuring a smooth transition.

“On behalf of the Board, I would like to thank Birge for her excellent work and extraordinary dedication over the last 18 years. While serving as Chief Executive Officer, Birge has driven important strategic initiatives to help reposition the Company. We are pleased that she will continue to be a reliable and competent advisor to the Company when needed and that Birge will continue to serve as Chief Executive Officer of the Company’s German subsidiary Proteo Biotech AG,” said Oliver Wiedow, Chairman of the Proteo Board of Directors.

Prof. Oliver Wiedow, M.D. has served as a Director of the Company since December 2000. Professor Wiedow served as our President, Chief Executive Officer and Chief Financial Officer from January 2004 to June 2004 and has served as a member of the Supervisory Board of Proteo Biotech AG since 2000. Since 1985 Professor Wiedow has served as physician and scientist at the University of Kiel, Germany. Prof. Wiedow discovered Elafin in human skin and has researched its biological effects.

In connection with the departure of Ms. Bargmann, the Board of Directors of the Company has appointed Jork von Reden to fill the vacancy on the Board of Directors created by the resignation of Birge Bargmann.

Jork von Reden serves as Managing Director of CFI Innovation GmbH Berlin Unternehmensberatung und Beteiligungen, which invested in the Company. Since 1980, he has been the founder and Managing Director of various companies in the fields of medical devices, real estate development, renewable energies - in particular photovoltaics and wind energy - and financing of various technical and scientific projects. Jork von Reden received a degree as Dipl. Ing. of the Faculty of Mechanical Engineering of the Technical University Berlin.

1

About Proteo

Proteo focuses on the discovery and development of therapeutic solutions based on its innovative biopharmaceutical Elafin for life threatening surgeries and life-threatening diseases such as PAH. Proteo seeks partners and investors for the development, commercial scale manufacturing, marketing and distribution of the product. Proteo, Inc. common stock is quoted on the OTCQB under the symbol PTEO (www.proteo.us). The company has one wholly owned subsidiary, Proteo Biotech AG, Kiel, Germany (www.proteo.de).

About Proteo's Elafin clinical development program

Proteo's biopharmaceutical drug candidate Elafin promises an excellent therapeutic benefit risk profile for the use as an anti-inflammatory and tissue protective drug. Elafin is identical to the human protein elafin with high specificity for tissue destroying and inflammation promoting proteases. The development program of Elafin is focused on the late stage development of Elafin in major surgery and early stage development in pulmonary arterial hypertension (PAH). Elafin has received orphan drug designations in the USA and the EU for esophageal cancer surgery (ECS) and PAH. So far, there were no safety concerns after the treatment of 75 patients in three randomized, double-blind, placebo-controlled clinical trials. Postoperative complications in major surgery are the most significant independent risk factor leading to high morbidity and hospital readmissions. Following the completion of two Phase II surgery trials in ECS and coronary artery bypass graft surgery, and a final European Medicines Agency advice letter, a European pivotal trial with Elafin in ECS is in preparation. Treatment of patients undergoing ECS resulted in a significantly shorter intensive care unit stay and a positive postoperative effect on liver and kidney markers. Treatment of patients undergoing coronary artery bypass surgery resulted in a postoperative reduction of the heart damage marker troponin I. In models of PAH it was shown that Elafin reverses obliterative changes in arteries of lung explants from PAH patients and that treatment with Elafin leads to the regression of pulmonary vascular lesions in rats. PAH is still a fatal disease with high medical need for therapies that stop disease progression. A Phase I trial in the US with subcutaneously administered Elafin funded by the NIH is planned to commence with recruitment in December 2018.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than statements of fact included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements and risks and uncertainties involved are further qualified by other factors including, but not limited to those set forth in the company’s Form 10-K filing and other filings with the United States Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact: Oliver Wiedow

PROTEO INC., 2102 Business Center Drive, Irvine, California 92612

Phone: +1 949 253-4155; Email: info@proteo.us

2